Exhibit 5.3

CONSENT OF TROUTMAN PEPPER HAMILTON SANDERS LLP

Re: Registration Statement on Form F-10/A of Cardiol Therapeutics Inc.

We hereby consent to the use of our name in the Registration Statement on Form F-10/A filed by Cardiol Therapeutics Inc. on February 8, 2022, as such may thereafter be amended or supplemented, and in the short form base shelf prospectus dated February 8, 2022 included therein, under the heading “Certain U.S. Federal Income Tax Considerations.”

In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,

/s/ Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Hamilton Sanders LLP

Washington, DC

February 8, 2022